Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
WCA Waste Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-130623) on Form S-3 and registration statements (No. 333-131875 and No. 333-139809) on Form S-8 of WCA Waste Corporation of our reports dated March 5, 2008, with respect to the consolidated balance sheets of WCA Waste Corporation as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 which reports appear in the December 31, 2007 annual report on Form 10-K of WCA Waste Corporation.

Our report contains an explanatory paragraph that states the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, effective January 1, 2007 and Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, effective January 1, 2006.

/s/ KPMG LLP

Houston, Texas
March 5, 2008